EXHIBIT 10.14

IHS INC.

POLICY ON RECOUPMENT
OF INCENTIVE COMPENSATION
Effective Date: December 1, 2014
The Compensation Committee (the “Committee”) of the Board of Directors of IHS Inc. (the “Company”) may, in its sole discretion, subject to the terms of this Policy set forth below and to the extent legally permitted, require the return, repayment or forfeiture of any annual or long-term incentive compensation payment or award made or granted to any current or former Executive Officer during the 3-year period preceding a Triggering Event (as defined below). This Policy is applicable to awards made or granted only after the Effective Date.
Each of the following constitutes a “Triggering Event”:

1)
restatement of previously reported financial statements due to the material noncompliance with any financial reporting requirement under the securities laws (a “Restatement”) is filed by the Company with the Securities and Exchange Commission (the “SEC”); or

2)	in the absence of a Restatement, prior financial results which formed the basis for calculation of annual or long-term incentive compensation are corrected or adjusted; or

3)	an Executive Officer engages in significant Misconduct in the conduct of the Company’s business, as determined by the Committee, without regard to whether that Misconduct resulted in a Restatement.

In the case of the Triggering Events described in clauses (1) and (2) above, the amount to be returned, repaid or forfeited shall be limited to the excess of (i) the amount of the Executive Officer’s payment or award for the relevant period which was predicated upon achieving certain financial results that were subsequently the subject of the Restatement, correction or adjustment, over (ii) any lower payment or award that would have been made to the Executive Officer based upon the financial results of the Company contained in the Restatement or corrected or adjusted financial results. In the case of the Triggering Event described in clause (3) above, the amount to be returned, repaid or forfeited shall be such amount as determined by the Committee to be appropriate in the circumstances.
In addition, the Committee may in its discretion and to the extent legally permitted, require the return or repayment of any profits realized by such Executive Officer on the sale of Company securities received pursuant to any such award granted after the Effective Date and during the 3-year period preceding the applicable Triggering Event.
For purposes of this Policy, (i) the term “Executive Officer” means those persons designated by resolution of the Board of Directors of the Company as officers as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, and (ii) “Misconduct” means fraud, commission of a felony, material violation of any written agreement with or policies of the Company, or any other material breach of fiduciary duty injurious to the Company.

The Committee shall make all determinations regarding the application and operation of this Policy in its sole discretion, and all such determinations shall be final and binding for purposes of the application of this Policy. Notwithstanding the foregoing, the Committee may amend or change the terms of this Policy at any time for any reason, including as required to comply with the rules of the SEC and the New York Stock Exchange implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Further, the exercise by the Committee of any rights pursuant to this Policy shall be without prejudice to any other rights that the Company or the Committee may have with respect to any Executive Officer subject to this Policy.